ARTICLES OF CORRECTION


                                                        OF


                                        RESTATED ARTICLES OF INCORPORATION


                                                        OF


                                        UNITED STATES ANTIMONY CORPORATION


         Pursuant toss. 35-1-221 of the Montana Business Corporation Act, the undersigned corporation files these
Articles of Correction of the Restated Articles of Incorporation of United States Antimony Corporation as filed with the Montana Secretary of State (Filing Number: 373855-D35054) on November 3, 2000 ("Restated Articles").
The Restated Articles as filed are incorrect in the following respects:

         1. The Restated Articles, as filed, constitute a draft prepared prior to the adoption of amendments to Articles Fourth and Seventh of the Corporation's Articles of
 Incorporation  at the meeting of the
Corporation's shareholders on October 31, 2000, and the filing of Articles of Amendment with the Montana
Secretary  of State  (Filing  Number:  373750-D35054)  on  November 3,  2000.
 The  Restated  Articles,  as  filed,
therefore fail to include those amendments which were duly adopted by the corporation and filed with the Secretary of State.

         2. Article Sixth of the Restated Articles, as filed, fails to identify the current registered agent and the address of the current registered office of the Corporation but instead referenced the registered office and agent at the inception of the Corporation.

         Set forth below in their entirety are the Restated Articles of Incorporation of United States Antimony
Corporation  in corrected  form as duly adopted by the  corporation's  Board of
 Directors and  shareholders  and as
documented in Articles of Amendment filed with the Montana Secretary of State in accordance with the Montana
Business  Corporation Act.  Pursuant toss. 35-1-221(3)  of the Montana Business
 Corporation Act, these Articles of
Correction are dated November 3, 2000.


                                  By /s/_______________________________________
                                      John C. Lawrence, President and Secretary





                                        RESTATED ARTICLES OF INCORPORATION


                                                        OF


                                        UNITED STATES ANTIMONY CORPORATION


         Pursuant toss. 35-1-231 of the Montana Business Corporation Act, the undersigned corporation restates in their  entirety  the  Articles of  Incorporation  of United  States  Antimony
 Corporation  as  initially  filed on
January 14, 1970, and as thereafter amended on March 28, 1984, January 14, 1986, and November 3, 2000:

         FIRST:   The name of the corporation is:

                           UNITED STATES ANTIMONY CORPORATION

         SECOND:  The period of its duration is perpetual.

         THIRD:   The purposes for which the  corporation  is organized are to acquire,  own,  operate,  manage and
dispose of interests in property,  both real and personal,  including but not limited to mineral interests,  within
the United States and abroad, and to engage in all other business not forbidden by law.

         FOURTH:

         1. Common Stock. The aggregate number of shares of Common Stock which the corporation shall have authority to issue is thirty million (30,000,000) shares and each of such shares shall have a par value of one cent ($.01).

         2. Preferred Stock. The corporation shall have the authority to issue ten million (10,000,000)
shares of  preferred  stock of $.01 par  value per  share.  Such  shares  may, at the  discretion  of the board of
directors, be divided into and issued in series. Such shares shall be non-assessable, without pre-emptive rights or subject to call payments other than the subscription price, and such shares may be issued for cash, services or property. The board of directors of this corporation is expressly vested with the authority to determine and establish variations between the different series of preferred shares with respect to: the rate of dividend; the price, terms and conditions on which such shares may be redeemed; the amount payable upon shares in the event of
involuntary liquidation; sinking fund provisions for the redemption or repurchase of such shares; the terms and conditions upon which shares may be converted into authorized but unissued shares of common stock or into preferred shares of a different series and whether or not each class of such shares shall have any voting rights. In establishing each series of preferred shares the board of directors  shall  comply  with  the
requirements of the Montana Business Corporation Act.

         2A.      Pursuant to the authority  conferred by this Article  Fourth, the  Corporation  is authorized to
issue  4,500  shares of its  Series A  Preferred  Stock,  which  shall  have the following  designations,  powers,
preferences and relative rights:

         2A.1     Redemption.    The Series A Preferred Stock is nonconvertible
  and is redeemable on sixty (60)
days notice  beginning three years after the date of issuance at a redemption price equal to $10.00 per share plus
accumulated dividends.

         2A.2     Dividends.        Each share of Series A Preferred  Stock is
entitled to receive,  in  preference
to the holders of common stock, cumulative dividends at the annual rate of $1.00 per share payable semi-annually in arrears when and if declared by Companys Board of Directors.

         2A.3     Liquidation.      In the event of any  liquidation  or winding
 up of the Company,  the holders of
Series A Preferred Stock shall be entitled to receive $10.00 per share plus accumulated dividends in preference to the holders of common stock.

         2A.4     Vote.    Each share of Series A Preferred Stock is entitled to
 one vote.

         2B.      Pursuant to the  authority  conferred  by this Article
Fourth, the Corporation shall have the authority to issue 750,000 shares of its Series B Preferred Stock, which shall have the following designations, powers, preferences and relative rights:

         2B.1     Dividends  and  Distribution  of Assets.  The Series B
Preferred Stock, in preference to the Common Stock but subject to the preference of the holders of the Series A
 Preferred Stock, is entitled to receive out of the net profits of the Corporation, when and if declared by the Board of Directors,  cumulative  dividends
at the annual rate of one cent ($.01) per share, payable on the 31st day of December.

         In the event of the liquidation of the Corporation, the holders of the Series B Preferred Stock shall be entitled to receive, subject to the preference of the holders of the Series
 A Preferred  Stock,  $1.00 per share
plus all accumulated dividends before any amounts shall be distributed among the holders of the common stock.

         2B.2     Voting  Rights.  Except as may otherwise be required by the provisions  of the Montana  Business
Corporation Act, no holder of any shares of the Series B Preferred Stock shall, as such, be entitled to notice of or to vote at any meeting of stockholders of the Corporation; provided, however,  that if and when  dividends
payable on any of the Series B Preferred  Stock shall be in default,  and thereafter until all dividends on any of the Series B Preferred Stock in default shall have been paid, the holders of the then  outstanding  shares of
Series B Preferred Stock, voting as a class, shall be entitled to vote until all default in the payment of such dividends shall have been completely cured.

         2B.3     Anti-Dilution  Provision.  The  Corporation  will not dilute the assets of the company by issuing
any  additional  Series B  Preferred  Stock or any  stock  senior to these shares  during  the time this  stock is
outstanding.  Upon reacquisition by the Corporation, shares of Series B
 Preferred Stock may not be reissued.

         2B.4     Conversion  Privilege.  At any time before  December 31,
 1995, the Series B  Preferred Stock may
be converted, at the option of the holder, into shares of fully paid and nonassessable common stock with one (1) share of Common Stock being issued for one (1) share of Series B Preferred
 Stock.  Shares of Series B Preferred
Stock shall be deemed to be converted at the close of business on the date of the surrender to the Corporation of the properly endorsed certificate or certificates representing the shares. The rights of the holders of the Series B Preferred Stock surrendered shall cease at that time and the person or persons in whose name or names the certificate or certificates for the Common Stock are to be issued shall be treated for all purposes as having
become  record  owners  of the  Common  Stock  of the  Corporation  at that time.  However,  if  certificates  are
surrendered  on a day on which the stock  transfer  books of the  Corporation are closed,  the surrender  shall be
deemed to have occurred on the next succeeding day on which the stock transfer books are open.

         2B.5     Reservation  of Common.  The  Corporation  shall at all times reserve and keep  available  solely
for the  purpose  of issuing  upon  conversion  of Series B  Preferred  Stock the number of shares of Common  Stock
issuable upon conversion of all outstanding Series B Preferred Stock.

         2C.      Pursuant to the  authority  conferred  by this Article Fourth, the  Corporation  shall have the
right to issue  205,996  shares of its Series C  Preferred  Stock,  which  shall have the  following  designations,
powers, preferences and relative rights:

         2C.1     Optional  Conversion.  A holder of Series C shares  shall have the right to convert  the Series C
shares, at the option of the holder, at any time within 18 months following issuance, into shares of common stock at the ratio of 1:1, subject to adjustment as provided below. Following conversion,  shares of Series C Preferred
Stock may not be reissued.

         2C.2     Voting  Rights.  The  holders  of Series C shares  shall
have the right to that  number of votes
equal to the number of shares of common stock issuable upon conversion of such Series C shares.

         2C.3     Liquidation  Preference.  In the event of any  liquidation  or winding  up of the  Company,  the
holders of Series C shares  shall be entitled  to receive in  preference  to the holders of common  stock an amount
per share equal to $0.55,  subject to the  preferences  of the holders of the
 Company's  outstanding  Series A and
Series B Preferred Stock.

         2C.4     Registration  Rights.  Twenty  percent  (20%)  of  the
 underlying common stock issuable upon conversion of the Series C shares shall be entitled to "piggyback" registration rights when, and if, the Company
files a registration statement for its securities or the securities of any other stockholder.

         2C.5     Redemption.  The Series C shares are not redeemable by the
Company.

         2C.6     Antidilution  Provisions.  The  conversion  price  of the
Series C shares  shall be  subject  to
adjustments to prevent dilution in the event that the Company issues additional common shares at a purchase price less than the applicable conversion price (other than shares issued to employees, consultants and directors pursuant to plans and arrangements approved by the Board of Directors and securities issued to lending or leasing institutions approved by the Board of Directors). In such event, the conversion  price  shall  be  adjusted
according to a weighted-average formula, provided that a holder of Series C shares purchases his pro rata share of the securities being sold in the dilutive financing. The initial conversion price for the Series C shares shall be $0.55.

         2C.7     Protective  Provisions.  The  consent of a majority in
interest of the holders of Series C shares shall be required for any action which (i) alters or changes the rights, preferences or privileges of the Series
C shares materially and adversely; or (ii) creates any new class of shares having preference over or being on a parity with the Series C shares.

         2C.8     Reservation  of Common.  The  Corporation  shall at all times reserve and keep  available  solely
for the purpose of issuing upon conversion of Series C Preferred Stock the number of shares of common stock issuable upon conversion of all outstanding Series C Preferred Stock.

         FIFTH:   Provisions for the regulation of the internal affairs of the corporation are:

                  (a) The corporation shall have the right to purchase, take, receive or otherwise acquire, hold, own, pledge, transfer or otherwise dispose of its own shares, but purchases of its own shares, whether direct or indirect, shall be made only to the extent of unreserved and unrestricted earned surplus available therefor and to the extent of unreserved and unrestricted capital surplus available therefor.

                  (b) The corporation may issue bonds, debentures or other obligations convertible into shares of any class, in the amounts and on such terms and conditions as may be provided by resolutions of the Board of Directors.

                  (c) Dividends of the corporation may be declared and paid in cash out of the depletion reserves of the corporation, but each such dividend shall be identified as a distribution of such reserves, and the amount per share paid for such reserves shall be disclosed to the shareholders receiving the same, such payment of dividends to be performed according to the provisions of Section
         15-2240, Revised Codes of Montana, 1947.

                  (d) The Board of Directors of the corporation may, from time to time, distribute to its shareholders out of any capital surplus of the corporation a portion of its assets, in cash or property.

         SIXTH:   The  address  of  the  current   registered  office  of  the
 corporation  is   4946 Highway 200,
P.O. Box 643,  Thompson Falls,  Montana 59873; and the name of its current registered agent at such address is John
C. Lawrence.

         SEVENTH: The number of directors presently authorized is three (3). The authorized number of directors of the corporation may range between three (3) and seven (7); and the number of directors may be fixed or changed from time to time, within the minimum and maximum, by the Board of Directors or the shareholders.

         EIGHTH:  The name and address of each incorporator is:

                  Name                                Address
                  ----                               -------

                  Margaret Ann Sutton        192 Le Banke, Salt Lake City, Utah
                  Alexis Turner      1782 Downington Ave., Salt Lake City, Utah
                  Pauline Moss         24301 1/2Lambourne, Salt Lake City, Utah

         These Restated Articles of Incorporation are dated November 3, 2000.




                                    /s/________________________________________
                                      John C. Lawrence, President and Secretary


                                                    CERTIFICATE


         The undersigned, President and Secretary of United States Antimony Corporation, hereby certifies that the foregoing Restated Articles of Incorporation of United States Antimony
 Corporation:

         (i) restate in their entirety the Corporation's Articles of Incorporation as originally filed on
                  January 14,   1970,  and  as  thereafter  amended  on  March
28,  1984,  January 14,   1986,  and
                  November 3, 2000;

         (ii) do not contain any amendment to the articles requiring shareholder approval; and

         (iii) have been duly authorized and adopted by the Board of Directors pursuant toss. 35-1-231(i) of the Montana Business Corporation Act, without shareholder action.




                                    /s/________________________________________
                                      John C. Lawrence, President and Secretary